Proxy Voting Results

A special meeting of shareholders was held on October 17, 2016. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Peter C. Aldrich

Affirmative	80,345,400,272.38	97.367
Withheld	2,172,700,318.89	2.633
TOTAL	82,518,100,591.27	100.000

Amy Butte Liebowitz

Affirmative	80,349,798,079.05	97.372
Withheld	2,168,302,512.22	2.628
TOTAL	82,518,100,591.27	100.000

Ralph F. Cox

Affirmative	80,185,900,067.22	97.174
Withheld	2,332,200,524.05	2.826
TOTAL	82,518,100,591.27	100.000

Mary C. Farrell

Affirmative	80,442,189,509.02	97.484
Withheld	2,075,911,082.25	2.516
TOTAL	82,518,100,591.27	100.000

Bruce T. Herring

Affirmative	80,450,867,609.22	97.495
Withheld	2,067,232,982.05	2.505
TOTAL	82,518,100,591.27	100.000

Karen Kaplan

Affirmative	80,281,077,426.19	97.289
Withheld	2,237,023,165.08	2.711
TOTAL	82,518,100,591.27	100.000

Robert A. Lawrence

Affirmative	80,483,442,135.49	97.534
Withheld	2,034,658,455.78	2.466
TOTAL	82,518,100,591.27	100.000

PROPOSAL 2f
To approve a sub-advisory agreement among Strategic Advisers, FIAM LLC (FIAM) and the Trust on behalf of Strategic Advisers® International II Fund with respect to FIAM's Emerging Markets strategy.

	# of Votes	% of Votes
Affirmative	2,136,237,746.78	94.201
Against	61,744,335.75	2.723
Abstain	69,749,431.82	3.076
TOTAL	2,267,731,514.35	100.000

PROPOSAL 3b

To approve a sub-advisory agreement among Strategic Advisers, FIL Investment Advisors (FIA) and the Trust and a sub-subadvisory agreement between FIA and FIL Investment Advisors (UK) Limited (FIA (UK)) on behalf of Strategic Advisers® International II Fund with respect to FIA's Regional strategy.

	# of Votes	% of Votes
Affirmative	2,132,276,223.04	94.027
Against	64,067,283.55	2.825
Abstain	71,388,007.76	3.148
TOTAL	2,267,731,514.35	100.000

PROPOSAL 4f

To approve a sub-advisory agreement among Strategic Advisers, Geode Capital Management, LLC (Geode) and the Trust on behalf of Strategic Advisers® International II Fund with respect to Geode's International Factor-Based strategy.

	# of Votes	% of Votes
Affirmative	2,150,519,097.13	94.831
Against	49,699,927.21	2.192
Abstain	67,512,490.01	2.977
TOTAL	2,267,731,514.35	100.000

Proposal 1 reflects trust wide proposal and voting results.